SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting material Pursuant to Sec.240.141-11(C) or Sec.240.14a-12

                             TYCO International Ltd.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                       N/A
- --------------------------------------------------------------------------------
Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     or Item 22(a)(2) of Schedule 14A
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(I)(3)
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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
                            TYCO INTERNATIONAL LTD.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833

                                                              September 16, 1996

Dear Stockholder:

    I am pleased to invite you to attend our Annual Meeting of Stockholders which will be held at 9:00 a.m. on October 22, 1996, at the corporate headquarters of the Company, Tyco Park, Exeter, New Hampshire 03833.

    As the accompanying Notice and Proxy Statement describe, you are being asked to elect directors for the coming year and to approve an amendment to our Restated Articles of Organization, as amended, to increase the number of authorized shares of the Company's Common Stock from 180,000,000 to 500,000,000. The additional authorized shares would be available for acquisitions, stock splits or dividends, employee benefit plans, future financings, or other corporate purposes.

    I look forward to the opportunity of meeting as many of our stockholders as possible and hope you can be present on October 22nd.

    Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date, and return the enclosed proxy at your earliest convenience.

    Thank you for your cooperation.

                                          Sincerely,
                                          L. DENNIS KOZLOWSKI
                                          Chairman and Chief Executive Officer

                            TYCO INTERNATIONAL LTD.
                              -------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

To the Stockholders of Tyco International Ltd.:

    The Annual Meeting of Stockholders of Tyco International Ltd. will be held at the corporate headquarters of Tyco International Ltd., Tyco Park, Exeter, New Hampshire 03833, on October 22, 1996, at 9:00 a.m. for the following purposes:

        (1) to elect eight directors for the ensuing year;

        (2) to amend the Restated Articles of Organization, as amended, of the Company to increase the number of authorized shares of the Company's Common Stock from 180,000,000 shares to 500,000,000 shares; and

        (3) to consider and act upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          DAVID P. BROWNELL
                                          Clerk

Exeter, New Hampshire
September 16, 1996

    YOU ARE REQUESTED BY THE BOARD OF DIRECTORS OF THE COMPANY TO EXECUTE THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES. THE 1996 ANNUAL REPORT OF THE COMPANY IS ENCLOSED HEREWITH.

                            TYCO INTERNATIONAL LTD.
                              -------------------
          PROXY STATEMENT FOR THE 1996 ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

    This statement, which is being mailed to stockholders on or about September 16, 1996, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Tyco International Ltd. (the "Company") for use at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company, Tyco Park, Exeter, New Hampshire, 03833 on October 22, 1996, and at any adjournment or postponement thereof. Persons holding stock for others, such as brokers and nominees, are being asked to forward proxy soliciting material to their principals at the Company's expense. Further solicitation of proxies may be made personally, or by telephone, by regularly employed officers and other employees of the Company, who will receive no additional compensation for so doing. The Company has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The Company will bear the entire cost of proxy solicitation, including the fees and out-of-pocket expenses of MacKenzie Partners, Inc. which are estimated to be $9,500.

    A stockholder who gives a proxy may revoke it at any time before it is exercised.

    The Board of Directors has fixed the close of business on September 10, 1996 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of
business on that date there were [      ] outstanding shares of Common Stock,
par value $0.50 per share. Holders of the Common Stock are entitled to one vote for each share held. The stock transfer books will not be closed.

    The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with the provisions of Massachusetts law, the Company will treat abstentions and broker non-votes as present at the Annual Meeting solely for the purpose of determining whether or not a quorum exists.


    Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Further, with respect to the proposal to amend the Company's Restated Articles of Organization, as amended, abstentions and broker non-votes will have the same effect as votes against such amendment.


    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the election of the directors. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required for the approval of the amendment to the Company's Restated Articles of Organization, as amended.

                              PROPOSAL NUMBER ONE
                             ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

    The individuals named in the enclosed form of proxy will vote, if so authorized, to elect as directors the eight persons named in the following table, each of whom has served as a director of the Company for the period indicated. Each such person is to be elected to hold office until the next succeeding Annual Meeting of Stockholders and thereafter until his successor is chosen and qualified. The management of the Company is not aware of any reason why any of the nominees for directors will not be able to serve. If any one or more of the nominees should be unable to serve, the individuals named in the enclosed form of proxy will vote either (a) in favor of such other person or persons as the Board of Directors may at the time recommend or (b) to fix the number of directors at such lesser number as will equal the number of nominees as are able to serve.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES.

    Information regarding the nominees, including their principal occupations during the past five years, is set forth below:

                                                                        OUTSTANDING            % OF SHARES
                                                                           COMMON               OF COMMON
        NAME, PRINCIPAL OCCUPATION AND                   DIRECTOR    STOCK BENEFICIALLY    STOCK BENEFICIALLY
           POSITION WITH THE COMPANY              AGE     SINCE           OWNED(1)                OWNED
- -----------------------------------------------   ---    --------    ------------------    -------------------
L. Dennis Kozlowski............................   49       1987           1,010,058(2)             (4)
  Chairman of the Board of the Company (January
  1993--present); Chief Executive Officer of
  the Company (July 1992--present); President
  of the Company (December 1989-- present);
  President, Grinnell Corporation (January
  1984--present); Director, Thiokol Corp.,
  (aerospace and defense products) (August
  1993--present); Director, Applied Power Inc.
  (control products) (July 1994-- present);
  Director, Raytheon Company (electronic
  systems and equipment) (June 1995--present);
  Director, RJR Nabisco Holdings Corp. (June
  1996-present)
Joshua M. Berman++.............................   58       1967              36,000                (4)
  Counsel to Kramer, Levin, Naftalis & Frankel
  (counselors at law); Secretary of the
  Company(3)
Richard S. Bodman*.............................   58       1992              12,578                (4)
  Managing General Partner, AT&T Ventures LLC
  (May 1996--present); Senior Vice President,
  Corporate Strategy and Development, AT&T
  Corporation (communications) (August
  1990--May 1996)
John F. Fort, III+.............................   54       1982              79,528                (4)
  Chairman of the Board of the Company
  (1982--December 1992); Chief Executive
  Officer of the Company (1982--June 1992);
  Director, Dover Corporation (diversified
  manufacturer) (November 1989--present);
  Director, Roper Industries (diversified
  products) (December 1995--present)
Stephen W. Foss+...............................   54       1983              28,486                (4)
  President, Foss Manufacturing Company Inc.
  (manufacturer of non-woven fabrics)
Richard A. Gilleland...........................   52       1994               2,611                (4)
  Chairman and Director, Quest Medical Products
  (medical products) (July 1996--present);
  Director, DePuy International (medical
  products) (July 1996--present); President and
  Chief Executive Officer, AMSCO International,
  Inc. (infection control products) (July
  1995-- July 1996); Senior Vice President of
  the Company (October 1994--July 1995);
  President

                                                                        OUTSTANDING            % OF SHARES
                                                                           COMMON               OF COMMON
        NAME, PRINCIPAL OCCUPATION AND                   DIRECTOR    STOCK BENEFICIALLY    STOCK BENEFICIALLY
           POSITION WITH THE COMPANY              AGE     SINCE           OWNED(1)                OWNED
- -----------------------------------------------   ---    --------    ------------------    -------------------
  and Chief Executive Officer, The Kendall
  Company (July 1990--July 1995); Director
  OrNda Health Corp. (health care services
  management) (November 1991--present);
  Director, Remington Arms Company, Inc.
  (firearms and ammunition) (March 1994--
  present); Director, Physicians Resource Group
  (physician practice management services)
  (June 1995--present)
Philip M. Hampton*++@..........................   63       1985              25,000                (4)
  Chairman of the Board, Metzler Corporation
  (investment bank) (October 1989--present);
  Director and Vice Chairman (Retired), Bankers
  Trust New York Corporation (1986--1989)
Frank E. Walsh, Jr.+*..........................   55       1992              51,481                (4)
  Chairman, Sandyhill Foundation (charitable
  organization) (August 1996--present);
  Chairman, Wesray Capital Corporation
  (investment bank) (October 1989--January
  1996); Director, Outlet Communications, Inc.
  (broadcasting) (1986--1996)


- ------------

   +  Member of Audit Committee

   *  Member of Compensation Committee

   @  Lead Director

  ++  Member of Nominating Committee

 (1) The amounts shown are the number of shares of Common Stock owned beneficially as of September 10, 1996, based on information furnished by the persons named. For purposes hereof, a person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares.

 (2) The amounts shown include 338,000 shares awarded Mr. Kozlowski under the Company's 1994 Restricted Stock Ownership Plan for Key Employees on which restrictions have not yet lapsed.

 (3) The law firm of Kramer, Levin, Naftalis & Frankel has performed and will perform legal services for the Company during the current fiscal year.

 (4) Less than 1%.


    The Board of Directors held eleven meetings during the 1996 fiscal year. Directors received a fee of $40,000. Effective for fiscal year 1997, directors will receive an annual fee of $60,000. Fees are not paid for membership on any committee of the Board. Directors may make an irrevocable election each year to defer all or a portion of their annual fees into an account containing phantom shares of the Company's stock. The account is also credited with an amount equal to the dividends which would have been earned on the shares if owned. Participants will receive payments from their account in cash, in either a lump sum or annual installments, beginning five years after the original deferral or at the termination of service on the Board, if earlier.


    The Board has an Audit Committee which reviews the internal controls of the Company. It meets with appropriate Company financial personnel as well as the Company's independent accountants. The

Audit Committee reviews the scope and results of the professional services provided by the Company's independent accountants and the fees charged for such services and makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent accountants. The Audit Committee met two times in fiscal 1996.

    The Board has a Compensation Committee which oversees the compensation and benefits of executive officers and key managers of the Company and administers the 1978, 1983 and 1994 Restricted Stock Ownership Plans for Key Employees, the Tyco Incentive Compensation Plan, the 1995 Stock Option Plan and the Key Employee Loan Program. The Committee met once in fiscal 1996.

    The position of Lead Director, held by an outside director, is responsible for coordinating with the Chairman to establish the Board's agenda and the nomination of new directors and their committee assignments, coordinating the evaluation of the Chairman and all directors, and acting as the lead non-employee director.

    The Board has a Nominating Committee which makes recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Nominating Committee will consider nominations submitted by stockholders. To submit a nomination, a stockholder should write to the Clerk of the Company at the Company's corporate headquarters in Exeter, New Hampshire in time to be received not less than 60 calendar days in advance of the date (in the current year) of the Company's proxy statement issued in connection with the Annual Meeting of Stockholders. Any such recommendation should include the name and address of the candidate, a brief biographical description or statement of the qualifications of the candidate and the candidate's signed consent to being named as a nominee in the Company's Proxy Statement, if nominated, and to serve as a director if elected. Committee members communicated with one another informally but did not hold a formal meeting in fiscal 1996.

    Each director who served during fiscal 1996 attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he served.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

    The following table sets forth, as of September 10, 1996, the beneficial ownership of Tyco Common Stock by (i) those persons known by the Company to own beneficially more than 5% of the outstanding shares; (ii) each of the executive officers named under "Executive Compensation" below (other than Mr. Kozlowski); and (iii) all directors and officers of the Company as a group. See "Nominees for Directors" above for the beneficial ownership of Tyco Common Stock by Mr. Kozlowski and the other directors of the Company.

                                                                 OUTSTANDING         % OF OUTSTANDING
                                                                 COMMON STOCK          COMMON STOCK
    BENEFICIAL OWNER                                          BENEFICIALLY OWNED    BENEFICIALLY OWNED
- -----------------------------------------------------------   ------------------    ------------------
FMR Corp.(1)...............................................
82 Devonshire Street
  Boston, Massachusetts 02109                                     22,514,270               14.7%
J.P. Morgan & Co. Incorporated(2)..........................
60 Wall Street New York, New York 10260                           10,344,332                6.7%
Jerry R. Boggess(3)........................................           55,239             *
Robert P. Mead(4)..........................................          104,653             *
Richard J. Meelia(5).......................................           82,794             *
Mark H. Swartz(6)..........................................          225,225             *
All directors and officers as a group (15 persons).........        1,925,193                1.3%

- ------------

* Less than 1%


(1) In a Schedule 13G, with information as of December 31, 1995, FMR Corp., the parent company of the Fidelity Investments organization, reported that such shares were not acquired for the purpose of acquiring or influencing control of the Company and that it has sole dispositive power over 22,514,270 shares and sole voting power over 1,349,104 shares.


(2) In a Schedule 13G, with information as of December 31, 1995, J.P. Morgan & Co. Incorporated reported that such shares were not acquired for the purpose of acquiring or influencing control of the Company and that it has sole dispositive power over 9,993,172 shares, shared dispositive power over 293,560 shares, sole voting power over 5,581,277 shares, and shared voting power over 182,060 shares, all of which shares are held for the benefit of its separate accounts.

(3) Includes 21,000 shares awarded to Mr. Boggess under the 1983 Restricted Stock Plan on which restrictions have not yet lapsed.

(4) Includes 20,534 shares awarded Mr. Mead under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

(5) Includes 50,858 shares awarded to Mr. Meelia under the 1994 Restricted Stock Plan on which restrictions had not yet lapsed.

(6) Includes 144,000 shares awarded to Mr. Swartz under the 1994 Restricted Stock Plan on which restrictions have not yet lapsed.

EXECUTIVE COMPENSATION

    The table below presents the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for those persons who were, at June 30, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                      LONG-TERM
                                    ANNUAL COMPENSATION(2)                           COMPENSATION
                    ------------------------------------------------------   ----------------------------
                                                  BONUS                        AWARDS         PAYOUTS
                                          ---------------------              ----------   ---------------

                                                                             RESTRICTED      LONG-TERM
NAME AND PRINCIPAL  FISCAL                   CASH      STOCK(3)                STOCK         INCENTIVE         ALL OTHER
     POSITION        YEAR      SALARY       BONUS       BONUS     OTHER(4)   AWARDS(5)    PLAN PAYOUTS(6)   COMPENSATION(7)
- ------------------  ------   ----------   ----------   --------   --------   ----------   ---------------   ---------------
L. Dennis            1996    $1,000,000   $1,000,000   $          $183,359                  $ 6,578,750       $   146,988
Kozlowski.........   1995     1,000,000    1,000,000                77,638                    1,375,000            39,695
Chairman of the      1994     1,000,000      585,000                40,000                                         11,990
 Board and Chief
 Executive Officer

Jerry R.             1996       343,750      707,804     50,855      7,515                                         54,260
Boggess...........
Vice President--
 President, Tyco
 Fire and Safety
 Services

Robert P. Mead....   1996       393,750    1,000,000    427,042     10,742                                         85,278
Vice President--     1995       325,000      739,700    231,385      3,207                                         17,457
 President, Tyco     1994       322,913      587,000                                                               14,430
 Flow Control

Richard J.           1996       458,077      877,590    643,956                                                    84,984
Meelia............
Vice President--
 President, The
 Kendall Company

Mark H. Swartz....   1996       347,500      500,000                 4,929                    2,510,313            46,289
Vice President--     1995       275,000      550,000                                            550,000             6,713
 Chief Financial
 Officer


- ------------


(1) The table presents compensation data for Messrs. Kozlowski and Mead for all three fiscal years, for Mr. Swartz, who first became an executive officer of the Company in fiscal 1995, for fiscal 1996 and 1995, and for Messrs. Boggess and Meelia, who first became executive officers of the Company in fiscal 1996, for fiscal 1996, but not for any prior year.


(2) Under the Tyco International Ltd. Deferred Compensation Plan, the amount of total salary and bonus that has been deferred for fiscal 1996 is as follows:
    Mr. Kozlowski--$250,000, Mr. Boggess--$228,902, Mr. Mead--$200,000, Mr.
    Meelia--$829,353 and Mr. Swartz--$375,000.


(3) For fiscal 1996, bonuses were payable as follows: Mr. Boggess--1,175 shares and Mr. Mead-- 9,867 shares. The amount listed in the table above for fiscal 1996 reflects the fair market value of the shares ($43.28125 per share) on the date of payment. Mr. Meelia received 10,000 shares at $43.28125 per share and 5,142 shares at $41.0625 per share.


(4) Amount includes director's fees of $40,000 for Mr. Kozlowski and, for all applicable persons, the imputed interest on loans under the Key Employee Loan Program reflecting the difference between the interest rate thereunder and the average prime rate for the year.

(5) Recipients of restricted shares have the right to vote such shares and to receive dividends. The number and value of shares held at June 30, 1996 on which restrictions have not lapsed were as follows: Mr. Kozlowski--190,000 shares, $7,742,500; Mr. Boggess--21,000 shares, $855,750; Mr. Mead--24,000 shares, $978,000; Mr. Meelia--66,000 shares, $2,689,500; and Mr. Swartz--
    82,000 shares, $3,341,500. The market value at June 30, 1996 was $40.75 per share, which was the

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) closing price on that date. For fiscal 1996, the number and value (as of the date of vesting) of shares on which restrictions lapsed were (excluding those shares described in footnote 6 below): Mr. Boggess--6,000 shares, $221,625; Mr. Mead--4,000 shares, $151,000; and Mr. Swartz--1,000 shares,
    $40,719.


(6) For performance in fiscal 1996 under the Tyco Incentive Compensation Plan, Mr. Kozlowski and Mr. Swartz earned 152,000 and 58,000 shares, respectively. The amounts listed in the table above of $6,578,750 and $2,510,313 reflect the fair market value of the 152,000 and 58,000 shares, respectively, on the date of payment ($43.28125 per share).


(7) Amount includes contributions to a Supplemental Executive Retirement Plan ("SERP") of $114,500 for Mr. Kozlowski, $33,745 for Mr. Boggess, $68,841 for Mr. Mead, $63,757 for Mr. Meelia and $33,729 for Mr. Swartz and amounts contributed or accrued under the Company's defined contribution retirement plan as follows: Mr. Kozlowski--$15,000, Mr. Boggess--$15,750, Mr. Mead--$15,750, Mr. Meelia--$12,040, and Mr. Swartz--$10,298. Amount also includes interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate as follows: Mr. Kozlowski--$17,477, Mr. Boggess $4,765, Mr. Mead--$6,897, Mr. Meelia-- $9,187 and Mr.
    Swartz--$2,262.

    The following table sets forth certain information regarding long-term incentive plan awards during fiscal 1996 to certain of the individuals named in the Summary Compensation Table:

           LONG TERM INCENTIVE PLAN AWARDS IN MOST RECENT FISCAL YEAR

                                                                                 ESTIMATED FUTURE PAYOUTS
                                                                            UNDER NON-STOCK PRICE-BASED PLANS
                                                                        ------------------------------------------
                                NUMBER OF          PERFORMANCE OR
                              SHARES, UNITS      OTHER PERIOD UNTIL
   NAME                      OR OTHER RIGHTS    MATURATION OR PAYOUT    THRESHOLD (#)    TARGET (#)    MAXIMUM (#)
- --------------------------   ---------------    --------------------    -------------    ----------    -----------
L. Dennis Kozlowski.......       300,000               3 years                0            240,000       300,000
Mark H. Swartz............       100,000               3 years                0             80,000       100,000

    The above table reflects shares awarded under the 1994 Restricted Stock Ownership Plan for Key Employees, which will be earned in accordance with performance criteria specified under the Company's Incentive Compensation Plan. The performance plan encompasses a three-year cycle tied principally to earnings per share growth of the Company. If the maximum number of shares are earned prior to the end of the three-year cycle, additional awards can be provided at the discretion of the Compensation Committee, subject to annual grant limitations established by the Tyco Incentive Compensation Plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") sets the level of compensation and benefits for the Company's executive officers and key managers and oversees the administration of executive compensation programs. The Compensation Committee is composed solely of independent directors, and none of these directors has any interlocking or other relationships with the Company that are subject to disclosure under the Securities and Exchange Commission rules relating to proxy statements.

    The Compensation Committee's executive compensation policies are designed to:

    . Attract and retain senior executives who will contribute to the long-term success and growth of the Company;

    . Reward executives for increased profitability and resulting increased stockholder value by closely aligning the financial interests of senior executives with those of stockholders;

    . Provide equitable compensation within a competitive framework of comparable industrial companies; and

    . Emphasize the importance of stockholder interests through heavily weighting the top executives' compensation with grants of restricted stock.

    The Compensation Committee seeks to achieve these goals through a compensation program applicable to all corporate officers and to the operating unit officers reporting directly to the Chief Executive Officer. The program consists primarily of the following:

    . Base Pay: Based upon levels that reflect the degree of responsibility associated with the executive's position and the executive's past achievements;

    . Annual Incentive Bonuses: Paid in cash and/or stock based upon achievement of annual earnings and working capital targets established for the relevant business unit and/or the overall performance of the Company; and

    . Long-term, Equity-based Incentive Compensation: Tied to stockholder return in that the value of the executive's stockholdings fluctuates with the movement in stock price. The restricted stock program consists of grants which vest annually over periods of three to ten years. The lapse of restrictions occurs either as a result of attaining certain performance-based criteria, if subject to the Tyco Incentive Compensation Plan, or through passage of time for awards not subject to the Tyco Incentive Compensation Plan. The number of shares awarded is based upon certain financial and management performance targets as well as the individual's potential for future contribution to the Company. The principal purpose of the restricted stock program is to encourage executives to enhance the value of the Company and, therefore, the price of the Company's stock and the return to stockholders. Additionally, this component of the compensation program creates an incentive for the individual to remain with the Company until restrictions on all shares have lapsed.

    In determining competitive compensation levels, the Compensation Committee analyzes information from several independent surveys, which include information regarding comparably-sized industrial companies. Since the Company's market for executive talent extends beyond its own industries, the survey data include companies outside the industrial classifications represented in the Dow Jones Industrial--Diversified Index referred to below under "Stockholder Return Performance Presentation."

    The named executive officers in the Company's annual Proxy Statement are participants in the Tyco Incentive Compensation Plan (the "Incentive Plan"). Through the Incentive Plan, the named executives can each earn a cash bonus, as well as vest in shares subject to restricted stock grants, based on the attainment of certain performance goals. These performance goals are based on three business criteria for the chief executive officer and named corporate officers: (i) the Company's growth in earnings per share; (ii) increases in earnings before tax; and (iii) improvement in operating cash flow, each as defined. For those named executives who have divisional operating responsibilities, the performance targets are measured through improvement in division earnings before interest and tax as defined, as well as achieving certain working capital goals. Specific annual targets for the performance measures under the Incentive Plan are established in writing by the Compensation Committee within 90 days of the beginning of the fiscal year to which the performance goals relate. Prior to any payments from the Incentive Plan, the Compensation Committee will certify that the performance goals have been satisfied.

    During fiscal 1994, the Board of Directors adopted the 1994 Restricted Stock Ownership Plan for Key Employees (the "1994 Restricted Stock Plan"). This Plan allows the Compensation Committee to continue its emphasis on long-term, equity-based compensation by granting restricted stock to the named executive officers as well as other key members of the Company management. The 1994 Restricted Stock Plan is an integral part of the Incentive Plan because a significant component of the compensation thereunder may result from the vesting of shares with respect to stock grants if the stated performance goals are met.

    The Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1993, requires stockholder approval to assure continued tax deductibility of performance-based compensation over $1 million paid to the Chief Executive Officer and the four other highest paid executive officers. In light of this, the Compensation Committee has determined, where practicable, to modify executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers. The Compensation Committee has structured the performance-based portion of its executive officers' compensation (which currently consists of the Tyco Incentive Compensation Plan approved by the stockholders at the Company's Annual Meeting on October 19, 1994) in a manner intended to comply with these Internal Revenue Code provisions. The fiscal 1996 incentive awards were granted in accordance with the Tyco Incentive Compensation Plan.

    The Compensation Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of the Company and its stockholders. While achieving certain predetermined goals is fundamental to earning incentive payments, neither the Compensation Committee nor management can anticipate unusual events which may have a material effect on the ability to achieve the desired results, but which may be entirely beyond the control of management. Under certain circumstances, the Compensation Committee's use of discretion in determining amounts of compensation may be appropriate. In those situations, compensation may not be fully deductible on the Company's tax return. However, the Compensation Committee does not believe that such loss of deductibility will have a material effect on the results of operations or the financial condition of the Company.

    Annually, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and his recommendations with respect to the appropriate compensation awards. The Compensation Committee also reviews with the Company's Chief Executive Officer the financial and other objectives for each of the executive officers for the following year.

    The Compensation Committee meets shortly after the end of each fiscal year to consider and make its determination regarding the total compensation of the Chief Executive Officer for the ensuing year. The Compensation Committee determines such compensation based on its assessment of the individual performance of the Chief Executive Officer, a review of the Company's operating performance (including such factors as revenues, operating income, earnings per share and cash flow generation), an analysis of total returns to stockholders relative to total returns with respect to the shares of comparable companies and a review of compensation of the chief executive officers of companies in similar businesses and of comparable size. In accordance with the Tyco Incentive Compensation Plan, the Compensation Committee awarded Mr. Kozlowski a cash bonus of $1,000,000 and allowed the restrictions to lapse on 152,000 shares of restricted stock awarded under the 1994 Restricted Stock Ownership Plan for Key Employees. In reviewing the appropriateness of Mr. Kozlowski's overall compensation package, the Compensation Committee considered the specific performance criteria provided in the Tyco Incentive Plan as well as the following factors: (i) the Company's strong operating performance in fiscal 1996 as reflected by the fact that, excluding transaction costs and extraordinary item, income before income taxes increased by $101.8 million, or approximately 24%, over fiscal 1995, and for the same period earnings per share increased by 24% and (ii) stockholders had a total return of 51% on their Tyco shares during fiscal 1996, while the S&P 500 Index reflected a return of approximately 26%.

                            ------------------------

 MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY
                          RICHARD S. BODMAN, CHAIRMAN
                               PHILIP M. HAMPTON
                              FRANK E. WALSH, JR.


KEY EMPLOYEE CORPORATE LOAN PROGRAM

    The Board of Directors has established the 1983 Key Employee Corporate Loan Program, as amended (the "Loan Program"), with loan proceeds to be used for the payment of taxes due as a result of the vesting of ownership of shares of Common Stock under the 1983 or 1994 Restricted Stock Ownership Plans.

    The Loan Program is administered by the Compensation Committee. The Compensation Committee may authorize a maximum amount of loans per participant up to a maximum of five times the participant's annual salary (base salary plus bonus) determined at the date of the loan application. The loans are unsecured. Loans under the Loan Program generally bear interest at the Company's incremental short-term borrowing rate, with some loans granted prior to January 1, 1993 bearing interest at 8%. A potential participant's creditworthiness will be considered before a loan is authorized. Loans are generally repayable in ten years or when the participant reaches age 69, whichever occurs first, except that earlier payments must be made in the event that the participant's employment with the Company or its subsidiaries terminates. The participant is also required to make loan payments upon the sale or other disposition of shares (other than gifts to certain family members) with respect to which loans have been granted.

    At June 30, 1996, the amount of loans outstanding under the Loan Program totaled $12,620,723 of which $6,901,191 was loaned to Mr. Kozlowski, $207,927 to Mr. Boggess, $413,797 to Mr. Mead and $316,513 to Mr. Swartz.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Index and the Dow Jones Industrial--Diversified Index for each of the five years in the period ended June 30, 1996.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG TYCO INTERNATIONAL LTD., THE S & P 500 INDEX
                 AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX


          250

          200

DOLLARS   150                   [GRAPH]

          100

           50

            0
               6/91     6/92     6/93     6/94     6/95     6/96

- ---------------------------------------------------------------------------
                          6/91     6/92     6/93     6/94     6/95     6/96
- ---------------------------------------------------------------------------
Tyco International Ltd    100       72       88       99      117      177
S&P 500                   100      111      129      131      164      206
Dow Jones Industrial-
  Diversified             100      113      133      138      165      208
- ---------------------------------------------------------------------------


         * $100 invested on 6/30/91 in stock or index -
           Including reinvestment of dividends.
           Fiscal year ending June 30.



    The graph below shows the cumulative total return to the Company's stockholders since July 1992, the point at which Mr. Kozlowski became Chief Executive Officer, compared with the same indices shown in the previous graph, thus illustrating the relative performance of the Company during the period of his leadership as Chief Executive Officer.

                 COMPARISON OF 4 YEAR CUMULATIVE TOTAL RETURN*
               AMONG TYCO INTERNATIONAL LTD., THE S & P 500 INDEX
                 AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX



          300

          250

DOLLARS   200                   [GRAPH]

          150

          100

           50

            0
                6/92     6/93     6/94     6/95     6/96

- ------------------------------------------------------------------
                          6/92     6/93     6/94     6/95     6/96
- ------------------------------------------------------------------
Tyco International Ltd    100      123      138      163      248
S&P 500                   100      120      125      148      186
Dow Jones Industrial-
  Diversified             100      114      115      145      183
- ------------------------------------------------------------------


         * $100 invested on 6/30/92 in stock or index -
           Including reinvestment of dividends.
           Fiscal year ending June 30.

                              PROPOSAL NUMBER TWO

   PROPOSAL TO AMEND THE RESTATED ARTICLES OF ORGANIZATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK, PAR
                  VALUE $0.50 PER SHARE, TO 500,000,000 SHARES

    The Board of Directors recommends that the Company's Restated Articles of Organization, as amended, be further amended to increase the number of authorized shares of the Company's Common Stock, par value $0.50 per share, from 180,000,000 to 500,000,000 shares. Currently there are 180,000,000 shares of the Company's Common Stock, $0.50 par value per share, authorized. The Company's 2,000,000 shares of authorized Preferred Stock, none of which has been issued, would not be affected by the proposed amendment.

    As of September 10, 1996, [      ] shares of Common Stock were issued, of
which [      ] shares were held in the Company's Treasury, leaving a total of
[      ] shares authorized but unissued. Of these unissued shares, [      ]
shares have been reserved for issuance under the 1994 Restricted Stock Ownership
Plan and [      ] shares have been reserved for issuance under the 1995 Stock
Option Plan, leaving [      ] unissued shares plus [      ] Treasury shares
available for other purposes. Under the proposed amendment, an additional 320,000,000 shares of Common Stock would be available for issuance.

    The Board believes it is desirable to have the additional authorized shares of Common Stock available for stock splits or dividends, employee benefit plans, future financings, acquisitions, or other corporate purposes. On November 14, 1995, the Company declared a two-for-one stock split in the form of a 100% stock dividend. In the event the Board of Directors should decide to declare another stock split, there are not sufficient shares currently available to be able to accomplish such a distribution. The Company has no present plan to issue shares of the Common Stock proposed to be authorized. Pursuant to the By-Laws of the Company, the Board would have the sole discretion to issue the additional shares of Common Stock from time to time for any corporate purpose without further action by stockholders, except as may be required by law or stock exchange rules, and without first offering such shares to stockholders.

  The Board of Directors recommends that stockholders vote FOR Proposal Number
                                      Two.

                            INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Coopers & Lybrand L.L.P. to be the independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997. Coopers & Lybrand L.L.P. was first appointed during fiscal 1994. Audit services performed by Coopers & Lybrand L.L.P. for fiscal 1996 included the examination of the consolidated financial statements of the Company and its subsidiaries.

    Representatives of Coopers & Lybrand L.L.P. do not expect to be present at the meeting, but any stockholder who wishes to communicate with representatives of Coopers & Lybrand L.L.P. should communicate directly with the Engagement Partner, John O'Connor, One International Place, Boston, Massachusetts 02110.

                              AMENDMENT TO BY-LAWS


    The Board of Directors of the Company, at a meeting held on July 31, 1996, amended Article I, Section 3(b) of the By-Laws of the Company to lengthen the period of advance notice of a stockholder proposal or nomination from 20 business days to 60 calendar days.


                          FUTURE STOCKHOLDER PROPOSALS


    In accordance with the rules established by the Securities and Exchange Commission, any stockholder proposal intended for inclusion in next year's proxy statement should be sent to the Clerk of the Company at One Tyco Park, Exeter, New Hampshire 03833, and must be received by June 24, 1997. Such proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission in order to be included in the Proxy Statement.



    In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 60 calendar days prior to the scheduled date of the annual meeting.


            ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

    Copies of the Annual Report (Form l0-K) of the Company for the year ended June 30, 1996, as filed with the Securities and Exchange Commission (without exhibits), are available to stockholders free of charge by writing to: Investor Relations, Tyco International Ltd., One Tyco Park, Exeter, New Hampshire 03833.

                                    GENERAL

    The enclosed proxy is solicited on behalf of the Company's Board of Directors. Unless otherwise directed, the individuals named in the enclosed proxy will vote to elect the directors named herein.

    The Board of Directors of the Company is not aware of any other matter which is to be presented for action at the meeting. If any matter other than those described herein does properly come before the meeting, the individuals named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

                            TYCO INTERNATIONAL LTD.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints L. Dennis Kozlowski and Mark H. Swartz, and each of them, proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Tyco International Ltd. (the "Company") to be held at the principal executive offices of the Company, Tyco Park, Exeter, New Hampshire 03833 on Tuesday, October 22, 1996, at 9:00 a.m. and at any adjournment or postponement thereof, all shares of Common Stock of record in the name of the undersigned, hereby granting full power and authority to act on behalf of the undersigned at the said meeting, and any adjournment thereof.

   THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED "FOR" THE EIGHT NOMINEES PROPOSED IN THE ELECTION OF DIRECTORS, "FOR" THE PROPOSED AMENDMENT OF THE RESTATED ARTICLES OF ORGANIZATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 500,000,000 SHARES, AND IN THE DISCRETION OF THE PROXIES NAMED HEREIN, ACT UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

(1) TO ELECT EIGHT DIRECTORS FOR THE ENSUING YEAR;

FOR all nominees listed:     WITHHOLD AUTHORITY TO     L. D. Kozlowski, J. M. Berman, R. S. Bodman, J.
(EXCEPT AS MARKED TO THE     VOTE FOR ALL NOMINEES    F. Fort, III, S. W. Foss, R. A. Gilleland, P. M.
        CONTRARY)                   LISTED                        Hampton, F. E. Walsh, Jr.
           / /                        / /

 (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

- --------------------------------------------------------------------------------

                                                     (Continued on reverse side)

(2) TO AMEND THE RESTATED ARTICLES OF ORGANIZATION OF THE COMPANY, AS AMENDED, TO INCREASE THE AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 500,000,000 SHARES; AND
                             FOR / /           AGAINST / /           ABSTAIN / /

(3) TO CONSIDER AND ACT UPON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

                                                Please sign exactly as your name
                                                appears on this card. If shares
                                                are registered in the names of
                                                two or more persons, each should
                                                sign. Executors, administrators,
                                                guardians, attorneys and
                                                corporate officers should add
                                                their titles.

                                                The undersigned hereby revokes
                                                any proxy previously given and
                                                acknowledges receipt of written
                                                notice of, and the Proxy
                                                Statement for, the 1996 Annual
                                                Meeting of Stockholders and the
                                                1996 Annual Report of the
                                                Company.

                                                Dated: __________________, 1996
                                                _______________________________
                                                _______________________________
                                                            Signature

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD
                                  YOUR VOTES"